EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact: David Humphrey	Media Contact: Kathy Fieweger
Title: Vice President — Investor Relations	Title: Chief Marketing Officer
Phone: 479-785-6200	Phone: 479-719-4358
Email: dhumphrey@arcb.com	Email: kfieweger@arcb.com

ArcBest Corporation Announces Improved Fourth Quarter 2014 Results

And Full Year 2014 Results

•                  Fourth quarter 2014 net income increased 41 percent to $14.5 million, or $0.53 per share.  Excluding certain identified items, fourth quarter 2014 net income increased 71 percent.

•                  Solid fourth quarter business growth at ABF FreightSM resulted in an 11 percent increase in revenue and improved operating margins.

•                  Fourth quarter revenue at ArcBest’s emerging businesses increased by 25 percent from the previous year and EBITDA increased by 14 percent.

•                  Full year 2014 revenue at ArcBest Corporation increased 14 percent to $2.6 billion with 27 percent of the total revenue generated by the emerging businesses.

•                  Full year 2014 net income was $46.2 million, nearly three times full year 2013 net income of $15.8 million.

FORT SMITH Arkansas, February 4, 2015 — ArcBest Corporation (Nasdaq: ARCB) today reported improved fourth quarter 2014 results reflecting improvements at ABF Freight and continued strong revenue growth at its emerging businesses — ABF LogisticsSM, Panther Premium LogisticsSM, FleetNet America®  and ABF MovingSM.

Fourth Quarter 2014 Results

ArcBest’s revenue was $664.8 million compared to revenue of $578.5 million in the fourth quarter of 2013, an increase of 15 percent.  Net income increased 41 percent to $14.5 million, or $0.53 per share compared to fourth quarter 2013 net income of $10.3 million, or $0.38 per share.  As shown in the attached reconciliation tables, both of these periods were impacted by favorable effective tax rates and adjustments for certain other items.  On an adjusted basis, ArcBest’s fourth quarter 2014 net income increased 71 percent compared to fourth quarter 2013 net income of $8.4 million, or $0.31 per share.

ABF Freight’s revenue was $485.9 million, an 11 percent increase over fourth quarter 2013 revenue of $436.7 million.  Operating income increased to $14.7 million from $9.9 million in fourth quarter 2013.  ABF Freight’s operating ratio was 97.0 percent versus 97.7 percent in 2013. Excluding adjustments for certain other items in the attached reconciliation table, operating income increased to $15.8 million from $7.7 million in fourth quarter 2013, and ABF Freight’s fourth quarter 2014 operating ratio was 96.8 percent versus 98.2 percent in the year-ago period.

Revenue for ArcBest’s emerging, non-asset-based businesses increased 25 percent over the same period of 2013.  Earnings before interest, taxes, depreciation and amortization (“EBITDA”) at the non-asset-based businesses increased 14 percent to $9.4 million compared to EBITDA of $8.2 million in fourth quarter 2013.  The percentage of year-over-year EBITDA improvement is below that of the first three quarters of 2014.  This is related to personnel and IT investments made to enhance continued growth in these businesses and due to a particularly strong fourth quarter result last year at Panther.

Full Year 2014 Results

“We made significant progress this year getting ABF Freight on a firmer path toward sustained, historical profitability and communicating with our customers about the full array of transportation and logistics solutions we offer through all of the ArcBest companies,” said ArcBest President and CEO Judy R. McReynolds.  “Changing our company name, embracing “The Skill & The Will” positioning, and integrating customer offerings at ABF Freight, ABF Logistics and Panther through our Enterprise Customer Solutions group are all examples of how we serve customers better today than ever before.”

ArcBest’s revenue totaled $2.6 billion, an increase of 14 percent compared to $2.3 billion in 2013. Net income was $46.2 million, or $1.69 per share, approximately three times net income of $15.8 million, or $0.59 per share in 2013.  Excluding adjustments for certain other items in the attached reconciliation table, ArcBest had 2014 net income of $49.5 million, or $1.82 per share compared to net income of $14.7 million, or $0.55 per share in 2013.

ABF Freight’s revenue was $1.9 billion, a 10 percent increase over $1.8 billion in 2013. As expected, ABF Freight’s profitability improved as a result of its November 2013 union labor contract that reduced expenses and allowed ABF Freight to be more cost competitive with its LTL industry peers.  As outlined in the attached reconciliation table, ABF Freight’s 2014 adjusted operating income increased to $55.4 million versus $11.9 million in 2013, and its adjusted operating ratio improved by over two percentage points to 97.1 percent.

On a combined basis, ArcBest’s emerging businesses had strong revenue growth and margin improvement while positively contributing to ArcBest’s total results.  These businesses have grown to be 27 percent of ArcBest’s revenue, nearly four times the percentage of total corporate revenue just five years ago.  Combined EBITDA for the emerging businesses in 2014 increased 45 percent to $40.5 million.

Capital Expenditures

In 2014, total net capital expenditures equaled $86 million, including approximately $65 million of revenue equipment for ABF Freight and Panther.  Depreciation and amortization costs on fixed assets equaled $82 million.

For 2015, total net capital expenditures are estimated to be approximately $200 million. This includes revenue equipment purchases of $110 million at ABF Freight and Panther.  Expected real estate expenditures, totaling approximately $55 million, are for previously disclosed growth initiatives at ArcBest and its operating subsidiaries.  These include freight service center construction, call center facilities and needed office buildings, a portion of which replaces leased space.  The remainder of expected capital expenditures includes the costs of other terminal and handling equipment at ABF Freight and technology investments across the corporation. ArcBest’s depreciation and amortization costs on fixed assets in 2015 are estimated to be in a range of $95 million to $100 million.

The majority of the revenue equipment purchases are for road and city tractors and trailers at ABF Freight needed to replace both existing equipment and local rentals.  In order to more rapidly replace used equipment and to reduce maintenance costs, ABF Freight is increasing the number of tractor and trailer replacements in 2015.  In addition, the majority of road tractors ABF Freight is purchasing this year will be equipped with automated manual transmissions.  In conjunction with the transportation industry’s move toward this technology, ABF Freight expects that these tractors will contribute to better fuel economy, reduced maintenance costs and an improved ability to attract new employees to what is already one of the best driver jobs in the industry.

Closing Comments

“In addition to seeing improvements at ABF Freight, we are truly excited about the growth opportunities before us in 2015 in many areas, including truckload brokerage, expansion of premium logistics offerings and ongoing collaboration across all of the ArcBest companies,” said McReynolds. “This past year was one of marked change for our company, and we now have many of the strategies and tools in place necessary to unlock the innovation and market share growth required for the next level of success at ArcBest.  Our improved operational and financial performance, along with ArcBest’s 2014 stock appreciation and previously announced dividend increase, benefit our employees, our customers and our shareholders.”

Conference Call

ArcBest Corporation will host a conference call with company executives to discuss the 2014 fourth quarter and full year results. The call will be today, Wednesday, February 4, at 9:30 a.m. ET (8:30 a.m. CT). Interested parties are invited to listen by calling (800) 896-0105. Following the call, a recorded playback will be available through the end of the day on March 7, 2015. To listen to the playback, dial (800) 633-8284 or (402) 977-9140 (for international callers). The conference call ID for the playback is 21758654. The conference call and playback can also be accessed, through March 7, 2015, on ArcBest’s website at arcb.com.

About ArcBest

ArcBest CorporationSM (Nasdaq: ARCB) solves complex logistics and transportation challenges. Our companies and brands — ABF FreightSM, ABF LogisticsSM, Panther Premium LogisticsSM, FleetNet America®, U-Pack® and ArcBest Technologies — apply the skill and the will with every shipment and supply chain solution, household move or vehicle repair. ArcBest finds a way.

For more information, visit arcb.com, abf.com, pantherpremium.com, fleetnetamerica.com and upack.com. ArcBest CorporationSM. The Skill & The WillSM.

Forward-Looking Statements

Certain statements and information in this press release concerning results for the three and twelve months ended December 31, 2014 may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “foresee,” “intend,” “may,” “plan,” “predict,” “project,” “scheduled,” “should,” “would” and similar expressions and the negatives of such terms are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on management’s current expectations and beliefs concerning future developments and their potential effect on us. Although management believes that these forward-looking statements are reasonable, as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and management’s present expectations or projections. Important factors that could cause our actual results to differ materially from those in the forward-looking statements include, but are not limited to: general economic conditions and related shifts in market demand that impact the performance and needs of industries served by ArcBest Corporation’s subsidiaries and/or limit our customers’ access to adequate financial resources; unfavorable terms of, or the inability to reach agreement on, future collective bargaining agreements or a workforce stoppage by our employees covered under ABF Freight’s collective bargaining agreement; relationships with employees, including unions; union and nonunion employee wages and benefits, including changes in required contributions to multiemployer pension plans; competitive initiatives, pricing pressures, the effect of volatility in fuel prices and the associated changes in fuel surcharges on securing increases in base freight rates and the inability to collect fuel surcharges; availability of fuel; default on covenants of financing arrangements and the availability and terms of future financing arrangements; availability and cost of reliable third-party services; disruptions or failures of services essential to the operation of our business or the use of information technology platforms in our business; timing and amount of capital expenditures, increased prices for and decreased availability of new revenue equipment and decreases in value of used revenue equipment; future costs of operating expenses such as maintenance and fuel and related taxes; self-insurance claims and insurance premium costs; governmental regulations and policies, including environmental laws and regulations; potential impairment of goodwill and intangible assets; the impact of our brands and corporate reputation; the cost, timing and performance of growth initiatives; the cost, integration and performance of any future acquisitions; the costs of continuing investments in technology, a failure of our information systems and the impact of cyber incidents; weather conditions; and other financial, operational and legal risks and uncertainties detailed from time to time in ArcBest Corporation’s Securities and Exchange Commission public filings.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Financial Data and Operating Statistics

The following tables show financial data and operating statistics on ArcBest CorporationSM and its subsidiary companies.

ARCBEST CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31		Year Ended December 31
	2014	2013	2014	2013
	(Unaudited)
	($ thousands, except share and per share data)

REVENUES	$664,848	$578,549	$2,612,693	$2,299,549

OPERATING EXPENSES	646,799	565,047	2,543,454	2,280,479

OPERATING INCOME	18,049	13,502	69,239	19,070

OTHER INCOME (COSTS)
Interest and dividend income	252	182	851	681
Interest and other related financing costs	(822)	(903)	(3,190)	(4,183)
Other, net	2,161	1,114	3,712	3,893
	1,591	393	1,373	391

INCOME BEFORE INCOME TAXES	19,640	13,895	70,612	19,461

INCOME TAX PROVISION	5,097	3,549	24,435	3,650

NET INCOME	$14,543	$10,346	$46,177	$15,811

EARNINGS PER COMMON SHARE(1)
Basic	$0.53	$0.38	$1.69	$0.59
Diluted	$0.53	$0.38	$1.69	$0.59

AVERAGE COMMON SHARES OUTSTANDING
Basic	26,073,256	25,785,485	25,993,255	25,714,205
Diluted	26,073,256	25,793,366	25,993,612	25,714,205

CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.06	$0.03	$0.15	$0.12

(1)         ArcBest uses the two-class method for calculating earnings per share. This method, as calculated below, requires an allocation of dividends paid and a portion of undistributed net income to unvested restricted stock for calculating per share amounts.

NET INCOME	$14,543	$10,346	$46,177	$15,811

EFFECT OF UNVESTED RESTRICTED STOCK AWARDS	(703)	(505)	(2,300)	(720)

ADJUSTED NET INCOME FOR CALCULATING EARNINGS PER COMMON SHARE	$13,840	$9,841	$43,877	$15,091

ARCBEST CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31 2014	December 31 2013
	(Unaudited)	Note
	($ thousands, except share data)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$157,042	$105,354
Short-term investments	45,909	35,906
Restricted cash, cash equivalents, and short-term investments	1,386	1,902
Accounts receivable, less allowances (2014 — $5,731; 2013 — $4,533)	228,056	202,540
Other accounts receivable, less allowances (2014 — $1,701; 2013 — $1,422)	6,582	7,272
Prepaid expenses	20,906	19,016
Deferred income taxes	40,220	37,482
Prepaid and refundable income taxes	9,920	2,061
Other	4,968	6,952
TOTAL CURRENT ASSETS	514,989	418,485

PROPERTY, PLANT AND EQUIPMENT
Land and structures	251,836	245,805
Revenue equipment	633,455	589,902
Service, office, and other equipment	136,145	124,303
Software	116,112	110,998
Leasehold improvements	24,377	23,582
	1,161,925	1,094,590
Less allowances for depreciation and amortization	752,075	700,193
	409,850	394,397
GOODWILL	77,078	76,448
INTANGIBLE ASSETS, net	72,809	75,387
OTHER ASSETS	52,896	52,609
	$1,127,622	$1,017,326

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Bank overdraft and drafts payable	$16,095	$13,609
Accounts payable	104,230	89,091
Income taxes payable	527	1,782
Accrued expenses	194,674	173,622
Current portion of long-term debt	25,256	31,513
TOTAL CURRENT LIABILITIES	340,782	309,617

LONG-TERM DEBT, less current portion	102,474	81,332
PENSION AND POSTRETIREMENT LIABILITIES	42,418	26,847
OTHER LIABILITIES	16,667	15,041
DEFERRED INCOME TAXES	64,398	64,028

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value, authorized 70,000,000 shares; issued 2014: 27,722,010 shares; 2013: 27,507,241 shares	277	275
Additional paid-in capital	303,045	296,133
Retained earnings	338,810	296,735
Treasury stock, at cost, 1,677,932 shares	(57,770)	(57,770)
Accumulated other comprehensive loss	(23,479)	(14,912)
TOTAL STOCKHOLDERS’ EQUITY	560,883	520,461
	$1,127,622	$1,017,326

Note: The balance sheet at December 31, 2013 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

ARCBEST CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31
	2014	2013
	(Unaudited)
	($ thousands)
OPERATING ACTIVITIES
Net income	$46,177	$15,811
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	81,870	84,215
Amortization of intangibles	4,352	4,174
Pension settlement expense	6,595	2,111
Share-based compensation expense	6,998	5,494
Provision for losses on accounts receivable	1,942	2,065
Deferred income tax provision (benefit)	4,692	(10,367)
Gain on sale of property and equipment	(1,461)	(153)
Changes in operating assets and liabilities:
Receivables	(26,892)	(24,200)
Prepaid expenses	(1,888)	(1,670)
Other assets	889	(1,015)
Income taxes	(11,972)	8,468
Accounts payable, accrued expenses, and other liabilities(1)	32,464	8,571
NET CASH PROVIDED BY OPERATING ACTIVITIES	143,766	93,504

INVESTING ACTIVITIES
Purchases of property, plant and equipment, net of financings	(35,483)	(26,369)
Proceeds from sale of property and equipment	4,928	2,194
Purchases of short-term investments	(45,831)	(39,605)
Proceeds from sale of short-term investments	35,853	32,718
Business acquisition, net of cash acquired	(2,647)	(4,146)
Capitalization of internally developed software	(8,418)	(7,668)
NET CASH USED IN INVESTING ACTIVITIES	(51,598)	(42,876)

FINANCING ACTIVITIES
Payments on long-term debt	(40,440)	(43,176)
Net change in bank overdraft and drafts payable	2,486	(37)
Net change in restricted cash, cash equivalents, and short-term investments	516	7,756
Deferred financing costs	(76)	(71)
Payment of common stock dividends	(4,102)	(3,233)
Proceeds from the exercise of stock options	1,136	2,785
NET CASH USED IN FINANCING ACTIVITIES	(40,480)	(35,976)

NET INCREASE IN CASH AND CASH EQUIVALENTS	51,688	14,652
Cash and cash equivalents at beginning of period	105,354	90,702
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$157,042	$105,354

NONCASH INVESTING ACTIVITIES
Accruals for equipment received	$928	$324
Equipment financed	$55,325	$36

(1)  2013 includes $17.8 million of cash contributions to the Company’s nonunion defined benefit pension plan.

ARCBEST CORPORATION

RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES

	Three Months Ended December 31		Year Ended December 31
ARCBEST CORPORATION — CONSOLIDATED	2014	2013	2014	2013
	(Unaudited)
	($ thousands, except per share data)

Net Income
Amounts on a GAAP basis	$14,543	$10,346	$46,177	$15,811
Collective bargaining agreement adjustments, after tax(1)	—	(1,435)	—	—
Tax benefits and credits(2)	(861)	(670)	(696)	(2,352)
Pension settlement expense, after-tax(3)	727	169	4,030	1,290
Non-GAAP amounts	$14,409	$8,410	$49,511	$14,749

Diluted Earnings Per Share
Amounts on a GAAP basis	$0.53	$0.38	$1.69	$0.59
Collective bargaining agreement adjustments, after tax(1)	—	(0.06)	—	—
Tax benefits and credits(2)	(0.03)	(0.02)	(0.03)	(0.09)
Pension settlement expense, after-tax(3)	0.03	0.01	0.16	0.05
Non-GAAP amounts	$0.53	$0.31	$1.82	$0.55

Income Tax Rate Reconciliation
Statutory federal income tax rate:	35.0%	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	2.4	3.7	3.1	3.4
Federal income tax effects of:
Alternative fuel tax credit	(5.8)	(1.6)	(1.6)	(9.9)
Life insurance proceeds and changes in cash surrender value	(4.4)	(2.7)	(1.9)	(6.8)
Decrease in valuation allowances	—	(4.8)	(1.0)	(7.4)
Nondeductible expenses and other	(1.2)	(4.1)	1.0	4.5
Effective tax rate	26.0%	25.5%	34.6%	18.8%

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)
Net income	$14,543	$10,346	$46,177	$15,811
Interest and other related financing costs	822	903	3,190	4,183
Income tax provision	5,097	3,549	24,435	3,650
Depreciation and amortization	22,367	20,820	86,222	88,389
Amortization of share-based compensation	1,636	1,915	6,998	5,494
Amortization of actuarial losses of benefit plans and pension settlement expense(3)	1,927	1,228	9,300	10,046
	$46,392	$38,761	$176,322	$127,573

(1)         The ABF Freight collective bargaining agreement, which was implemented November 3, 2013, provided for certain reductions in annual compensated vacation that impacted amounts expensed but not paid in periods prior to fourth quarter 2013.

(2)         Tax benefits are related to decreases in deferred tax asset valuation allowances. The three-month period ended December 31, 2014 also includes the amount of the alternative fuel tax credit related to the first nine months of 2014 which was recorded in fourth quarter 2014 due to the December 2014 retroactive reinstatement of the alternative fuel tax credit to January 1, 2014. The year ended December 31, 2013 also includes the amount of the 2012 alternative fuel tax credit which was recorded in first quarter 2013 due to the January 2013 retroactive reinstatement of the alternative fuel tax credit to January 1, 2012.

(3)         Pension settlement expense totaled $1.2 million (pre-tax) and $6.6 million (pre-tax) for the three months and year ended December 31, 2014, respectively, and $0.3 million (pre-tax) and $2.1 million (pre-tax) for the three months and year ended December 31, 2013, respectively.

ARCBEST CORPORATION

RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES

NON-ASSET-BASED SEGMENTS	Three Months Ended December 31 2014			Three Months Ended December 31 2013
	(Unaudited)
	($ thousands)
	Operating Income	Depreciation and Amortization	EBITDA	Operating Income	Depreciation and Amortization	EBITDA

Premium Logistics (Panther)(1)	$3,801	$2,897	$6,698	$3,211	$2,707	$5,918
Emergency & Preventative Maintenance (FleetNet)	282	284	566	907	141	1,048
Transportation Management (ABF Logistics)	1,386	282	1,668	1,409	191	1,600
Household Goods Moving Services (ABF Moving)	88	340	428	(702)	367	(335)
Total non-asset-based segments	$5,557	$3,803	$9,360	$4,825	$3,406	$8,231

NON-ASSET-BASED SEGMENTS	Year Ended December 31 2014			Year Ended December 31 2013
	(Unaudited)
	($ thousands)
	Operating Income	Depreciation and Amortization	EBITDA	Operating Income	Depreciation and Amortization	EBITDA

Premium Logistics (Panther)(1)	$15,640	$11,362	$27,002	$6,956	$10,516	$17,472
Emergency & Preventative Maintenance (FleetNet)	3,122	961	4,083	3,274	540	3,814
Transportation Management (ABF Logistics)	3,835	1,006	4,841	2,973	640	3,613
Household Goods Moving Services (ABF Moving)	3,179	1,384	4,563	1,850	1,247	3,097
Total non-asset-based segments	$25,776	$14,713	$40,489	$15,053	$12,943	$27,996

(1) Depreciation and amortization consists primarily of amortization of intangibles, including customer relationships and software associated with the June 15, 2012 acquisition of Panther.

	Three Months Ended				Year Ended
	December 31				December 31
FREIGHT TRANSPORTATION (ABF FREIGHT)	2014		2013		2014		2013
	(Unaudited)
	($ thousands)

Operating Income ($) Ratio (%)
Amounts on a GAAP basis	$14,704	97.0%	$9,869	97.7%	$50,093	97.4%	$10,033	99.4%
Collective bargaining agreement adjustments(2)	—	—	(2,361)	0.6%	—	—	—	—
Pension settlement expense	1,085	(0.2)%	219	(0.1)%	5,309	(0.3)%	1,831	(0.1)%
Non-GAAP amounts	$15,789	96.8%	$7,727	98.2%	$55,402	97.1%	$11,864	99.3%

(2)             The ABF Freight collective bargaining agreement, which was implemented November 3, 2013, provided for certain reductions in annual compensated vacation that impacted amounts expensed but not paid in periods prior to fourth quarter 2013.

Non-GAAP Financial Measures. ArcBest reports its financial results in accordance with generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP performance measures and ratios utilized for internal analysis provide financial statement users meaningful comparisons between current and prior period results, as well as important information regarding performance trends. Certain information discussed in the scheduled conference call could be considered non-GAAP measures. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, ArcBest’s reported results. Management believes Adjusted EBITDA to be relevant and useful information as EBITDA is a standard measure commonly reported and widely used by analysts, investors and others to measure financial performance and ability to service debt obligations. However, these financial measures should not be construed as better measurements than operating income, operating cash flow, net income or earnings per share, as defined by GAAP. Other companies may calculate EBITDA differently and, therefore, ArcBest’s Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

ARCBEST CORPORATION

FINANCIAL STATEMENT OPERATING SEGMENT DATA AND OPERATING RATIOS

	Three Months Ended December 31				Year Ended December 31
	2014		2013		2014		2013
	(Unaudited)
	($ thousands, except percentages)
REVENUES
Freight Transportation (ABF Freight)	$485,911		$436,654		$1,930,990		$1,761,716

Premium Logistics (Panther)	80,234		67,316		316,668		246,849
Emergency & Preventative Maintenance (FleetNet)	38,458		35,042		158,581		137,546
Transportation Management (ABF Logistics)	46,750		30,668		152,632		105,223
Household Goods Moving Services (ABF Moving)	21,685		16,811		94,628		82,169
Total non-asset-based segments	187,127		149,837		722,509		571,787

Other and eliminations	(8,190)		(7,942)		(40,806)		(33,954)
Total consolidated revenues	$664,848		$578,549		$2,612,693		$2,299,549
OPERATING EXPENSES
Freight Transportation (ABF Freight)
Salaries, wages, and benefits	$285,824	58.8%	$258,757	59.3%	$1,121,177	58.1%	$1,075,259	61.0%
Fuel, supplies, and expenses	85,377	17.6	81,946	18.8	360,850	18.7	332,433	18.9
Operating taxes and licenses	12,430	2.6	11,072	2.5	46,955	2.4	43,865	2.5
Insurance	7,101	1.5	4,413	1.0	24,960	1.3	21,823	1.2
Communications and utilities	3,657	0.8	3,492	0.8	15,398	0.8	15,027	0.9
Depreciation and amortization	17,828	3.7	16,810	3.8	68,752	3.6	72,971	4.1
Rents and purchased transportation	56,488	11.6	47,453	10.9	229,443	11.9	180,689	10.3
Gain on sale of property and equipment	(895)	(0.2)	(90)	—	(1,471)	(0.1)	(576)	—
Pension settlement expense(1)	1,085	0.2	219	0.1	5,309	0.3	1,831	0.1
Other	2,312	0.4	2,713	0.5	9,524	0.4	8,361	0.4
	471,207	97.0%	426,785	97.7%	1,880,897	97.4%	1,751,683	99.4%

Premium Logistics (Panther)
Purchased transportation	$58,950	73.9%	$51,072	75.9%	$235,006	74.6%	$188,561	76.4%
Depreciation and amortization(2)	2,897	3.6	2,707	4.0	11,362	3.6	10,516	4.3
Salaries, benefits, insurance, and other	14,586	17.7	10,326	15.3	54,660	16.8	40,816	16.5
	76,433	95.3%	64,105	95.2%	301,028	95.1%	239,893	97.2%

Emergency & Preventative Maintenance (FleetNet)	$38,176		$34,135		$155,459		$134,272
Transportation Management (ABF Logistics)	45,364		29,259		148,797		102,250
Household Goods Moving Services (ABF Moving)	21,597		17,513		91,449		80,319
Total non-asset-based segments(1)	181,570		145,012		696,733		556,734

Other and eliminations(1)	(5,978)		(6,750)		(34,176)		(27,938)
Total consolidated operating expenses and costs(1)	$646,799		$565,047		$2,543,454		$2,280,479

(1)

Pension settlement expense totaled $1.2 million (pre-tax) and $6.6 million (pre-tax) on a consolidated basis for the three months and year ended December 31, 2014, respectively, and $0.3 million (pre-tax) and $2.1 million (pre-tax) for the three months and year ended December 31, 2013, respectively. Of the total $6.6 million (pre-tax) pension settlement expense for the twelve months ended December 31, 2014, $5.3 million was reported by ABF Freight, $1.1 million was reported in Other and eliminations, and $0.2 million was reported by the non-asset-based segments. Of the total $2.1 million (pre-tax) pension settlement expense for the year ended December 31, 2013, $1.8 million was reported by ABF Freight and $0.3 million was reported in Other and eliminations.

(2)	Depreciation and amortization consists primarily of amortization of intangibles, including customer relationships and software associated with the June 15, 2012 acquisition of Panther.

ARCBEST CORPORATION

FINANCIAL STATEMENT OPERATING SEGMENT DATA AND OPERATING RATIOS — Continued

	Three Months Ended December 31		Year Ended December 31
	2014	2013	2014	2013
	(Unaudited) ($ thousands)
OPERATING INCOME
Freight Transportation (ABF Freight)	$14,704	$9,869	$50,093	$10,033

Premium Logistics (Panther)	3,801	3,211	15,640	6,956
Emergency & Preventative Maintenance (FleetNet)	282	907	3,122	3,274
Transportation Management (ABF Logistics)	1,386	1,409	3,835	2,973
Household Goods Moving Services (ABF Moving)	88	(702)	3,179	1,850
Total non-asset-based segments	5,557	4,825	25,776	15,053

Other and eliminations	(2,212)	(1,192)	(6,630)	(6,016)
Total consolidated operating income	$18,049	$13,502	$69,239	$19,070

ARCBEST CORPORATION

OPERATING STATISTICS

	Three Months Ended			Year Ended
	December 31			December 31
	2014	2013	% Change	2014	2013	% Change
	(Unaudited)

Freight Transportation (ABF Freight)

Workdays	61.0	61.5		251.5	251.5

Billed Revenue(1) / CWT	$29.34	$28.46	3.1%	$28.74	$27.94	2.9%

Billed Revenue(1) / Shipment	$385.02	$377.65	2.0%	$387.60	$380.25	1.9%

Shipments	1,255,272	1,143,813	9.7%	4,980,365	4,632,150	7.5%

Shipments / Day	20,578	18,599	10.6%	19,803	18,418	7.5%

Tonnage (tons)	823,675	758,987	8.5%	3,358,910	3,152,042	6.6%

Tons / Day	13,503	12,341	9.4%	13,356	12,533	6.6%

(1)         Revenue for undelivered freight is deferred for financial statement purposes in accordance with ABF Freight’s revenue recognition policy. Billed revenue used for calculating revenue per hundredweight measurements has not been adjusted for the portion of revenue deferred for financial statement purposes. Billed revenue has been adjusted to exclude intercompany revenue that is not related to freight transportation services.

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